FORM 8-K

CURRENT REPORT

PUSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 2, 2003

DIAMONDHEAD CASINO CORPORATION

(Formerly Europa Cruises Corporation)

DELAWARE
COMMISSION FILE NUMBER: 0-17529
IRS EMPLOYER IDENTIFICATION NO. 59-2935476

150-153RD Avenue Suite 202
Madeira Beach, Florida 33708
(727) 393-2885

ITEM 5. OTHER MATTERS

On September 2, 2003, the registrant issued the following public press release:

Madeira Beach, Florida ( September 2, 2003) — Diamondhead Casino Corporation (OTCBB: DHCC) reported that it had recently had its Diamondhead, Mississippi property appraised. The appraised value of the property, subject to material assumptions, is $108,900,000. The Company, through its wholly-owned subsidiary, Casino World, Inc., intends to develop a destination casino resort and hotel at its 404 acre site on the Bay of St. Louis in Diamondhead, Mississippi. There is no outstanding debt and there are no liens on the property.

The appraisal was conducted by J. Daniel Schroeder, a Mississippi State Certified General Appraiser. The appraisal is contingent on certain material assumptions, including but not limited to, the validity, issuance, renewal, continuation, modification, and/or extension of all approvals, permits, licenses and leases required and certain mitigation. There can be no assurance that a potential joint venture partner or other interested party will value the property at the recently appraised value for purposes of negotiating any potential deal.

Deborah A. Vitale, President and Chairman of the Board, commenting on the appraisal, stated: “It is obvious to anyone familiar with the casino development taking place in Mississippi that the Company’s Diamondhead, Mississippi location has substantially appreciated in value in the last few years. The Company’s property fronts Interstate 10 for approximately two miles. Interstate 10 is one of the major, east-west traffic arteries of the south. The site is accessible from three nearby major airports: Stennis International Airport-approximately six miles from the site; Guflport-Biloxi Regional Airport-approximately eighteen miles from the site; and New Orleans International Airport-approximately seventy miles from the site. The Company believes that its strategically located position on Interstate 10 and its proximity to three major airports and New Orleans will attract a substantial number of local patrons as well as out-of-state patrons and interstate travelers and tourists.”

The Company also reported that there have been certain recent decisions and developments in Mississippi relating to another casino project that may have an impact on the anticipated placement, design and development of the Company’s Diamondhead project. The Company intends to monitor these developments closely and, if deemed beneficial to the Company’s project, to modify its strategy to take advantage of any favorable developments.

The development of the Diamondhead, Mississippi project is subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, the activities of environmental groups, the outcome of litigation and the actions of federal, state, or local governments and agencies. The Company may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond the Company’s control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.

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SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDHEAD CASINO CORPORATION (Formerly Europa Cruises Corporation)

By: /s/ Deborah A. Vitale

Deborah A. Vitale President and Chairman of the Board

Dated: September 2, 2003

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